Visual Networks Confidential,
SERVICES AGREEMENT
between
VISUAL NETWORKS OPERATIONS, INC.
and
MBT International, Inc.

Visual Networks Confidential,
Table of Contents

1.	DEFINITIONS	1
2.	TERM	3
3.	SERVICES	3
4.	ACCEPTANCE	4
5.	PERFORMANCE STANDARDS AND SCHEDULES	5
6.	VENDOR PERSONNEL	6
7.	PLACE OF PERFORMANCE AND RESOURCE REQUIREMENTS	6
8.	CONTRACT MANAGEMENT	7
9.	VISUAL RESPONSIBILITIES	8
10.	CHARGES	8
11.	INVOICING AND PAYMENT	9
12.	INTELLECTUAL PROPERTY RIGHTS	10
13.	VISUAL DATA; PRIVACY; CONFIDENTIALITY	11
14.	AUDITS	12
15.	REPRESENTATIONS AND WARRANTIES	13
16.	INDEMNITIES	14
17.	INSURANCE AND RISK OF LOSS	16
18.	LIABILITY	17
19.	DISPUTES AND GOVERNING LAW	18
20.	TERMINATION	18
21.	GENERAL	19
Schedules
Schedule A — First Statement of Work
Schedule B — Pro-Forma Service Levels
Schedule C — Pricing Commitment
Schedule D — Competitors

-i-

Visual Networks Confidential,
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”), dated as of July 30th, 2004 (the “Effective Date”), is made and entered into by and between VISUAL NETWORKS OPERATIONS, INC., a Delaware corporation (“Visual”), and MBT International, Inc., a New Jersey corporation (“Vendor”). The term “Party” shall mean either Visual or Vendor, as appropriate, and the term “Parties” shall mean Visual and Vendor.
Recitals
Whereas, Visual markets certain equipment, software, and services to its customers worldwide;
Whereas, Vendor has established one or more offshore development centers in India with low cost, reliable, and high quality labor and resources; and
Whereas, Vendor provides software services globally and desires to provide such services for Visual;
Whereas, Visual desires to engage Vendor in performing global software services as reflected in one or more Statement(s) of Work incorporating this Agreement by reference;
Now, therefore, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Visual and Vendor agree as follows:
Terms
1 Definitions.
The following words, when used in this Agreement with an initial capital letter, have the following meaning:
1.1.1	“Acceptance Criteria” shall mean compliance with the Specifications in a Statement of Work or other standard agreed between the Parties in writing, and as further defined in Section 4.1.1, below.

1.1.2	“Affiliate(s)” shall mean Vendor Affiliate(s) or Visual Affiliate(s), as applicable.

1.1.3	“Confidential Information” shall mean any information that either Party discloses, whether in writing, electronically or orally, to the other Party and any proprietary information of either Party that the other Party obtains under this Agreement, whether in tangible or intangible form. By way of example and not limitation, Confidential Information includes: (i) any information concerning a Party’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning a Party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, the identity of customers and customer contacts, customer data, and unpublished financial information, including information concerning revenues, profits and profit margins; and (iii) in the case of Visual, any and all Work Product as defined in Section 12.3.

1.1.4	“Control” and its derivatives (such as “Controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity by ownership, contract, or otherwise.

1.1.5	“Deliverable” shall mean any Work Product in any tangible or recordable form produced in the course of performing the Services that is listed or described in this Agreement or a Statement of Work as a Deliverable.

Visual Networks Confidential,
1.1.6	“Delivery Schedule: is defined in Section 5.1, below.

1.1.7	“Equipment” shall mean the computer and telecommunications equipment used by Vendor to provide the Services.

1.1.8	“Fixed Price” shall mean with respect to a Statement of Work, that Vendor agrees to fulfill its terms for one flat fee, all inclusive.

1.1.9	“Including” and its derivatives (such as “include” and “includes”) shall mean “including without limitation”. This term is to be interpreted as defined, whether or not capitalized in this Agreement.

1.1.10	“Losses” shall mean all losses, liabilities, damages and claims including claims for payment, and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

1.1.11	“Nonconformity” shall mean any failure, error, defect, or inadequacy of a Deliverable identified by either Party specified in the Acceptance Criteria.

1.1.12	“Service Level” is defined in Section 5.1, below.

1.1.13	“SoW RFP” is defined in Section 3.2(a)(1), below.

1.1.14	“Software” shall mean application software and systems software unless a more specific reference is required.

1.1.15	“Statement of Work” or “SoW” shall mean a document executed by the Parties referencing this Agreement setting forth at least the following elements:
•	Scope of Project

•	Deliverables and Specifications

•	Milestones and Delivery Schedule

•	Acceptance Criteria

•	Location of Work

•	Payment Calculation Method (whether Fixed Price or Time and Materials)

•	Authorized Reimbursable Expenses

•	Key Personnel

•	Term

•	Service Level Required

•	Service Level Credits for failure to achieve the Service Level

•	Late Delivery Credits for failure to deliver Deliverables on time
1.1.16	“Termination Date” shall mean: (i) in the case of this Agreement, the date on which this Agreement expires or terminates, or (ii) in the case of a Statement of Work, the date on which such Statement of Work expires or terminates as stated therein, if specified.

1.1.17	“Time and Materials” or ‘T&M” shall mean, with respect to a Statement of Work, that the fees shall be calculated based upon the number of person/hours provided plus the cost of materials used in performance. The rate Vendor shall charge for any work performed on this basis is set forth on Schedule C, which Vendor guarantees it will not change for any SoW executed during the Initial Term, and thereafter may change only by mutual written consent.

1.1.18	“Vendor Affiliates” shall mean all entities Controlled by Vendor, Controlling Vendor, or under common Control with Vendor.
(a)	“Vendor Software” shall mean any and all Software used by Vendor in providing the Services that is owned by Vendor or a Vendor Affiliate.

Visual Networks Confidential,
1.1.19	“Visual Affiliates” shall mean all entities Controlled by Visual, Controlling Visual, or under common Control with Visual.

1.1.20	“Visual Data” shall mean all information of Visual and Visual Affiliates respecting their businesses, including information relating to their customers, technology, operations, facilities, consumer markets, products, capacities, systems, innovations, inventions, designs, business methodologies, improvements, trade secrets, copyrightable subject matter and proprietary information, all as provided to or obtained by Vendor during the Term.

1.1.21	“Visual Software” shall mean any and all Software owned by Visual or a Visual Affiliate and used by Vendor in providing the Services.
2 Term.
2.1	General. The initial and all renewal terms of this Agreement are referred to collectively as the “Term.” All Statements of Work shall be coterminous with this Agreement, unless a Statement of Work expressly provides for a different term, which shall apply to that Statement of Work only.

2.2	Initial Term of the Agreement. The initial term of this Agreement shall begin on the Effective Date and expire on the later of: (a) two (2) calendar years thereafter or (b) upon the completion of all Statements of Work executed before that date, whichever is later, provided however that the Agreement shall remain in force beyond the initial two year period only with respect to the incomplete Statements of Work, unless the Agreement is renewed.

2.3	Renewal Terms of the Agreement. Upon each then-existing expiration date, the Agreement shall renew automatically for one (1) calendar year, unless either Party notifies the other Party at least ninety (90) days prior to the next expiration date that such Party does not desire to renew.
3 Services.
3.1	General. Vendor shall provide the services, functions and responsibilities described in each Statement of Work executed under this Agreement, as such services, functions and responsibilities may evolve during the Term and as they may be supplemented, enhanced, modified or replaced (the “Services”).

3.2	Statements of Work. Vendor will be engaged to perform specific Services and provide specific Deliverables memorialized in a Statement of Work negotiated and executed as described below. Schedule A contains the initial Statement of Work.
3.2.1	The process for requesting, developing, and executing Statements of Work is as follows:
3.2.1.1	Visual may initiate a request for Services by providing such request in writing (each such request, a “SoW RFP”) to Vendor (and possibly to the other vendors as well) in accordance with the procedures described below in this Agreement. Vendor will, within the thirty (30) days of receiving such SoW RFP, prepare and deliver to Visual a proposed Statement of Work that is responsive in all respects to such SoW RFP. Vendor shall perform all due diligence necessary to provide to Visual a proposed Statement of Work. Once submitted to Visual, a proposed Statement of Work shall constitute an offer by Vendor to perform the Services and provide the Deliverables, if any, on the terms set forth therein, and shall be irrevocable for ninety (90) days from Visual’s receipt of the proposed Statement of Work.

3.2.1.2	The proposed Statement of Work shall become effective when, and if, accepted and executed by Visual. Visual may provide Vendor with comments regarding such proposed Statement of Work, and Vendor shall promptly respond to such comments, if any. Services relating to a proposed Statement of Work shall be provided by Vendor to Visual only upon the acceptance and execution of a Statement of Work by Visual.

3.2.1.3	Visual shall not be liable for any Vendor charges or costs relating to a Statement of Work prior to its execution, unless such effort was expressly chargeable under another Statement of Work.
3.2.2	Each Statement of Work shall incorporate, be subject to the terms of, and become part of, this Agreement.

Visual Networks Confidential,
3.2.3	Visual may supplement the specifications, functionality, requirements, and deployment plan under a Statement of Work with additional information throughout the Statement of Work term, provided that if such supplements result in a change that requires additional effort and expense on the part of Vendor, the payment provisions shall be modified by mutual written consent.
3.3	Services Performed by Visual or Third Party. Visual may seek to engage third parties to provide services that are the same as or similar to the Statements of Work and SoW RFPs described herein without providing Vendor any opportunity to bid on such services. Visual may provide itself, or use third parties to provide, any products or services that are the same as or similar to the Services, overlap with, replace or are in addition to the Services.

3.4	Disaster Recovery. Vendor shall provide disaster recovery and business continuity services relating to the Services. As requested by Visual, Vendor shall cooperate with and integrate Vendor’s disaster recovery and business continuity plans and tests with Visual’s disaster recovery and business continuity plans and tests.
4 Acceptance.
4.1	Acceptance Testing.
4.1.1	“Acceptance Criteria” means the criteria used to determine whether a Deliverable is ready for Acceptance. Acceptance Criteria include the requirement that the applicable Deliverable: (i) has been completed and delivered to Visual; (ii) meets or exceeds Visual’s requirements, including any specifications for such Deliverable; (iii) in the case of Software Deliverables, successful completion of all applicable quality assurance and related tests (including unit, string, regression, functional, integration, system/performance, stress/volume, as applicable) by Vendor; (iii) has been properly and fully documented, and (iv) such other criteria as may be developed and agreed upon by the Parties.
4.1.2	Each Deliverable will be subject to Acceptance Testing by Visual. Visual will have thirty (30) calendar days (the “Acceptance Test Period”) from the date a Deliverable is delivered to Visual to perform acceptance testing (“Acceptance Testing”). The parties may specify a difference Acceptance Test Period in an SOW for services performed under such SOW if applicable. If Visual does not reject delivery by the end of the Acceptance Test Period, the Deliverable will be deemed accepted.
4.1.3	If a Deliverable meets its Acceptance Criteria and no Nonconformities are identified during Acceptance Testing, then Visual will provide Vendor written notification (the “Notice of Acceptance”) that such Deliverable has been Accepted.
4.2	Failure to Satisfy Acceptance Criteria. If a Deliverable fails to meet the relevant Acceptance Criteria or contains any Nonconformities (a “Nonconforming Deliverable”), Visual shall deliver Vendor written notification of such describing the issues with such Deliverable. Promptly after receiving the notice of Nonconformity, and at no additional charge, Vendor shall correct the Nonconformity (and any other problems of which it has knowledge) and redeliver the Deliverable to Visual or re-perform the activities related to the Deliverable, as the case may be.
4.2.1	Vendor Correction/Re-performance. Upon completion of such corrections and Vendor’s redelivery to Visual or re-performance of a Deliverable, the Acceptance Test Period will be extended by thirty (30) calendar days unless Visual otherwise agrees in writing. Visual shall have such extended Acceptance Test Period to retest the Deliverable or take other action to determine whether the previously reported Nonconformity has been corrected and if the Deliverable or performance of the Deliverable meets the relevant Acceptance Criteria. This process will be repeated as necessary until all Nonconformities are corrected and the Deliverable meets its Acceptance Criteria, or as otherwise provided in this Section 4.

4.2.2	Failure to Cure Nonconformity. If Vendor does not re-deliver each Nonconforming Deliverable that was the subject of a Notice of Nonconformity in a reasonable period of time not to exceed the earlier of five (5) calendar days or two (2) repetitions under this Section 4.2.2, then Visual may, at its option, do any one or more of the following:

Visual Networks Confidential,
4.2.2.1	Extend the period of time for Vendor to correct the Nonconformities in connection with the Deliverable;

4.2.2.2	Conditionally accept such Deliverable or performance of such Deliverable, as applicable, upon the condition that Vendor correct the Nonconformities in accordance with a remediation plan approved in writing by Visual;
(1)	If payment under the SoW is in the form of a fixed price, rather than time & materials, (i) pay Vendor an equitable portion of the fees allocated to the Deliverable that reflects the extent to which such Deliverable or performance conforms to its Acceptance Criteria, withholding the balance of the fixed price to apply it (ii) directly or by use of a third-party contractor to make the necessary corrections, and (iii) charge Vendor (or deduct from amounts Visual owes Vendor) an amount equal to the commercially reasonable costs incurred by Visual in making such correction itself or through a third-party contractor beyond what Vendor would have charged Visual had the Deliverable been properly delivered;
4.2.2.3	(i) Accept the Deliverable or performance of the Deliverable in its nonconforming condition, and
(ii) reduce Vendor’s charges allocated to the Deliverable by an amount that shall equitably reflect the reduced value of the Deliverable; or

4.2.2.4	Terminate the relevant Statement(s) of Work (and any other related Services as determined by Visual in its reasonable discretion), in whole or in part, as of a date specified in a written notice of termination.
4.3	Acceptance.
4.3.1	General. A Deliverable or performance of a Deliverable shall be deemed to be Accepted only upon the earlier of the following (each such event, an “Acceptance”): (i) receipt of a Notice of Acceptance from Visual; or (ii) expiration of the Acceptance Test Period for such Deliverable.

4.3.2	Related Deliverables. Acceptance by Visual of a Deliverable (other than acceptance of a solution as a whole) shall not be binding on Visual to the extent that the results of an Acceptance Test of subsequent or related Deliverables indicates that modification or other rework is required or appropriate. If the parties agree that any such modification or rework of a previously accepted Deliverable is required because of another related Deliverable, then Vendor shall perform such modification or rework at no additional charge to Visual. Such agreement shall not be unreasonably withheld. A new Acceptance Test Period shall apply in connection with all such Deliverables. If the parties reasonably disagree that a modification or rework is required, then Visual may request the performance of the modification or rework as part of a Change Order.
5 Performance Standards and Schedules.
5.1	General. Statements of Work may contain (a) quantitative performance standards for the Services (the “Service Levels”), and/or (b) a schedule for the delivery and Acceptance of Deliverables (each a “Delivery Schedule”). Schedule B sets forth certain pro-forma Service Levels that may be incorporated into a Statement of Work. Vendor’s performance shall meet or exceed the standards and service levels set forth in the Statement of Work and Schedule B.

5.2	Periodic Review. At the request of Visual, the Parties shall meet to review the Service Levels and Delivery Schedule. The Parties shall make mutually agreed adjustments and additions, as appropriate, to reflect Visual’s evolving business needs and Vendor’s increased productivity in performing the Services.

5.3	Service Level and Delivery Failures.
5.3.1	If Vendor fails to meet any Service Level or Delivery Schedule, Vendor shall (i) report in writing on the causes of such failure, including performing a root cause analysis of the failure; (ii) advise Visual of the status of remedial efforts being undertaken with respect to the failure; (iii) minimize the impact of and correct the failure; (iv) begin meeting the Service Level and/or Delivery Schedule; and (v) take appropriate preventive measures so that the failure does not recur.

Visual Networks Confidential,
5.3.2	Vendor recognizes that its failure to meet a Service Level or Delivery Schedule may have a material adverse impact on Visual’s business and that the damage from Vendor’s failure to meet such Service Levels or Delivery Schedule is not susceptible of precise determination. Accordingly, in the event that Vendor fails to meet any Service Level or Delivery Schedule for reasons other than the wrongful or negligent actions of Visual or circumstances that constitute force majeure under this Agreement, then in addition to any non-monetary remedies available to Visual under this Agreement, at law or in equity, Visual may elect in lieu of pursuing other monetary remedies to recover, as its sole and exclusive monetary remedy for such failure, one or both of the following financial credits as liquidated damages: (i) “Service Level Credits” for Service Level failures and/or (ii) “Late Delivery Credits” for Vendor’s failure to deliver a Deliverable(s) pursuant to the Delivery Schedule. Each SoW shall define the terms “Service Level Credit: and “Late Delivery Credit” appropriate for the task covered by the SoW. This Section 5.3.2 shall not limit Visual’s rights with respect to the events upon which Visual may rely as a basis for Visual’s termination of this Agreement for cause.
6 Vendor Personnel.
6.1	Vendor Contract Executive. On or before the Effective Date, Vendor shall designate one individual to whom all Visual communications concerning this Agreement and the Services may be addressed and who has authority to act for Vendor in connection with all aspects of this Agreement (the “Vendor Contract Executive”) and one alternate who will substitute for the Vendor Contract Executive when the individual designated as the Vendor Contract Executive is not available.

6.2	Assignment of Vendor Personnel. Vendor shall assign an adequate number of trained personnel to perform the Services. If Visual in good faith objects to any Vendor personnel assigned to perform Services under this Agreement, then Vendor shall discuss such objections with Visual and attempt to resolve Visual’s concerns on a mutually agreeable basis.

6.3	Vendor Responsibilities Regarding Dealings with Vendor Personnel. Vendor personnel performing Services will at all times be under Vendor’s exclusive direction and control and will be Vendor’s employees. Vendor will pay all wages, salaries and other amounts due to its personnel in connection with the Services and will be responsible for all financial, reporting, and legal obligations including US social security and non-US social welfare benefits, income tax withholdings, unemployment taxes and compensation, worker’s compensation, statutory and other benefits, and other federal, state/provincial and local laws. Vendor will compensate all its personnel performing Services under this Master Agreement in compliance with applicable laws. Vendor will be solely responsible for obtaining and maintaining any required immigration visas or work permits for or pertaining to Vendor personnel. At Vendor’s reasonable request, Visual will provide Vendor with such attestations and other assistance as Visual may deem appropriate in connection with obtaining U.S. immigration visas.

6.4	No Team Member Changes. Vendor shall retain the Key Personnel listed in a Statement of Work, and shall not remove any individual employee working on a project until the SoW is completed, without Visual’s prior written consent, unless the employee is terminated for cause or leaves Vendor’s employ of his or her own volition and without inducement by Vendor. Vendor shall use its reasonable best efforts to retain the core team that has worked on Visual’s projects, consisting of the Customer Delivery Manager (“CDM”), architects, program and project managers and key developers, to work on additional projects in new Statements of Work. Vendor shall notify Visual if changes occur in the core team available for projects for Visual.
7 Place of Performance and Resource Requirements.
7.1	Generally. Services will be performed at Vendor’s of Vendor’s Affiliate’s facilities unless otherwise stated in the SoW.

Visual Networks Confidential,
7.2	Offshore Facilities and Resources. Except as expressly described otherwise in a Statement of Work, Vendor shall be responsible for providing the facilities, furniture, equipment, telecommunications, software, and other resources as necessary to provide the Services to Visual (collectively “Vendor Resources”). Vendor Resources shall adhere to Visual’s security, disaster recovery, and other applicable policies and procedures that are made available to Vendor prior to the execution of a SoW, and if no policies are delivered to Vendor, then Vendor shall conform to commercially reasonable policies in the areas of security, disaster recovery and the like. Vendor will provide Visual representatives reasonable office space and access to Vendor Resources when visiting Vendor facilities in connection with the Services.

7.3	On-Site Resources. Visual will make available the reasonable use of office space, furniture, equipment, desktop computers, software, and office supplies for Vendor personnel authorized to work at a Visual facility. Vendor personnel located and authorized to work at Visual’s facilities will comply with all applicable Visual polices and procedures. Visual facilities and resources will be made available to Vendor on an “as is, where is” basis. Vendor will use the Visual Resources for the sole purpose of providing the Services and will be responsible for damage to the Visual resources caused by Vendor personnel. When the Visual resources are no longer required for performance of the Services, Vendor will return the Visual resources to Visual in substantially the same condition as when Vendor began use of the Visual resource, subject to reasonable wear and tear.
8 Contract Management.
8.1	Change Order Process. The “Change Order Process” shall be the process by which the Parties will amend the Services under a Statement of Work. This process may be initiated by either the Visual Contract Executive, the Vendor Contract Executive, or their designees in the manner described below:
8.1.1	The requester shall document in detail the revisions sought and the rationale/justification for the revisions proposed.

8.1.2	The responding Party shall promptly review and respond to any change proposed by the other Party, indicating its views as to the advisability of the proposed change and the likely change in costs of making the change.

8.1.3	If the Parties cannot agree on a change request, the issue shall be escalated within each Party’s organization.

8.1.4	A Change Order shall not result in additional charges under a fixed price Statement of Work if:

8.1.4.1	the Change Order requires services that (A) are not materially different from the Services under such Statement of Work; and (B) can be offset by a similar reduction of effort in other Services; or

8.1.4.2	the Change Order elaborates and clarifies Visual’s other specifications or requirements.

8.1.5	Vendor shall be entitled to charge for any additional services or efforts or materials required in connection with any Change Order over and above the amount set forth in a fixed price Statement of Work at rates set forth in Schedule C.

8.1.6	A change request must be signed by both Parties to authorize implementation of the change(s) in such request. The change(s) shall be documented and made part of the applicable Statement(s) of Work.
8.2	Reports and Meetings.
8.2.1	Reports. Within thirty (30) days after the Effective Date, the Parties shall determine an appropriate set of periodic reports to be issued by Vendor to Visual in addition to any reports set forth in a Statement of Work.

8.2.2	Meetings and/or Conference Calls. In addition to the meetings and conference calls set forth in a Statement of Work, the Parties shall hold such periodic and other meetings and/or conference calls as they determine are necessary or appropriate from time to time. As of the Effective Date, the Parties anticipate that the following meetings and/or conference calls will be held:

Visual Networks Confidential,
8.2.2.1	a monthly meeting or conference call among operational personnel representing Visual and Vendor to discuss daily performance and planned or anticipated activities, changes that might adversely affect performance, and otherwise address, review and discuss matters specific to Visual; and

8.2.2.2	an annual senior management meeting or conference call by the Parties.
8.3	Use of Subcontractors. Except for sub-contractors who are Vendor Affiliates, Vendor shall obtain Visual’s written consent prior to subcontracting any of its obligations under this Agreement. In the event that a subcontractor’s performance is deficient, Vendor shall promptly take steps to remedy the situation, which may include replacement of the subcontractor. Vendor’s subcontractors shall be subject to all of the provisions of this Agreement as if they were Vendor. Vendor shall remain responsible for its subcontractors to the same extent as if such obligations were performed by Vendor or Vendor’s employees. Vendor shall not disclose any Confidential Information of Visual to any subcontractor unless and until such subcontractor has agreed in writing to protect the confidentiality of such Confidential Information in a manner substantially equivalent to that required of Vendor.

8.4	Project Management Tools. Vendor shall provide Visual access to Vendor’s project management and time tracking records and systems relating to the Services (including fixed priced Statements of Work). As requested by Visual, Vendor shall input (manually or electronically through an interface) data in Visual’s project management and time tracking systems.
9 Visual Responsibilities.
9.1	Visual Contract Executive. Visual’s Software Project Manager (Meenal Jobalia, as of the Effective Date) shall be the individual to whom all Vendor communications concerning this Agreement and the Services may be addressed and who has authority to act for Visual in connection with all aspects of this Agreement (the “Visual Contract Executive”). The Visual Contract Executive may designate an alternate who will substitute for the Visual Contract Executive when the Visual Contract Executive is not available.

9.2	Cooperation. In addition to its other responsibilities under this Agreement, Visual shall cooperate with Vendor by, among other things, making available, as reasonably requested by Vendor, management decisions, information, approvals and acceptances so that Vendor may accomplish its obligations and responsibilities hereunder.

9.3	Visual’s Responsibilities. Visual agrees to perform those tasks and assume those responsibilities specified in each Statement of Work and acknowledges that Vendor’s performance may be dependent upon Visual’s timely and effective performance of such tasks and the assumption of such responsibilities as well as timely decisions and approvals by Visual. Vendor’s non-performance of its obligations will be excused if and to the extent that it results from Visual’s material failure of performance.
10 Charges.
10.1	In General. Each Statement of Work shall be charged on a: (i) fixed price basis for one or more Deliverables, (ii) fixed price basis for a fixed level of effort, or (iii) a time and materials basis.

10.2	Schedule C. Schedule C sets forth all of Vendor’s charges (and any adjustment thereto), including Vendor’s rates for (i) fixed levels of effort and (ii) time and material priced Statements of Work. All charges shall be in United States dollars without regard to fluctuations in currency exchange rates.

10.3	Short Term Assignments — Travel and Living Expenses. As approved in advance by Visual, Vendor may pass-through to Visual the actual and reasonable travel and living expenses for personnel working at a Visual facility for an assignment of less than three (3) continuous months.

10.4	Incidental Expenses. Vendor acknowledges that, except as may be otherwise provided in this Agreement, expenses that Vendor expects to incur in performing the Services (including travel and lodging, document reproduction and shipping, and long-distance telephone) are included in Vendor’s charges and rates set forth in this Agreement. Accordingly, such Vendor expenses are not separately reimbursable by Visual unless, on a case-by-case basis for unusual expenses, Visual has agreed in advance and in writing to reimburse Vendor for the expense.

Visual Networks Confidential,
10.5	Taxes. The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:
10.5.1	Each Party shall be responsible for any personal property taxes on property it owns or leases, for franchise and privilege taxes on its business, and for taxes based on its net income or gross receipts.

10.5.2	Vendor shall be responsible for any sales, use, excise, value-added, services, consumption and other taxes and duties payable by Vendor on the goods or services used or consumed by Vendor in providing the Services where the tax is imposed on Vendor’s acquisition or use of such goods or services and the amount of tax is measured by Vendor’s costs in acquiring such goods or services.

10.5.3	Vendor shall be responsible for any sales, use, excise, value-added, services, consumption or other similar tax imposed by a jurisdiction in India that is assessed on the provision of the Services as a whole, or on any particular Service. Visual shall be responsible for any sales, use, excise, value-added, services, consumption or other similar tax imposed by any jurisdiction outside of India that is assessed on the provision of the Services as a whole, or on any particular Service. Vendor shall notify Visual promptly upon learning that any new taxes payable by Visual have been or will soon be imposed.

10.5.4	The Parties agree to cooperate with each other to enable each to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible. Vendor’s invoices shall separately state the amounts of any taxes Vendor is collecting from Visual, and Vendor shall remit such taxes to the appropriate authorities. Visual may withhold taxes as required by law. Each Party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other Party.

10.5.5	Vendor shall promptly notify Visual of, and coordinate with Visual the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which Visual is responsible hereunder, it being understood that with respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If Visual requests Vendor to challenge the imposition of any tax, Vendor shall do so in a timely manner and Visual shall reimburse Vendor for the reasonable out-of-pocket legal fees and expenses it incurs. Visual shall be entitled to any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by Visual.
11 Invoicing and Payment.
11.1	Invoicing. Statements of Work state the manner of payment for the services and deliverables.
11.1.1	Fixed charges under a Statement of Work will be invoiced in the month that the final Deliverable under that Statement of Work is Accepted, unless otherwise stated in such Statement of Work (e.g., Fixed charges may be allocated among several Deliverables). Vendor shall invoice Visual for all other amounts due, including the Time and Materials charges under an SoW that is not a Fixed Price, under this Agreement on a monthly basis in arrears. Vendor shall include the calculations utilized to establish the charges.

11.1.2	To the extent a credit may be due to Visual pursuant to this Agreement, Vendor shall provide Visual with an appropriate credit against amounts then due and owing; if no further payments are due to Vendor, Vendor shall pay such amounts to Visual within thirty (30) days.

11.1.3	Vendor shall render a single consolidated invoice for each month’s charges showing such: (i) content and details specified by Visual, and (ii) accompanied by such supporting documentation as reasonably specified by Visual. Such invoice and documentation shall assist Visual in satisfying its internal accounting and chargeback requirements.

Visual Networks Confidential,
11.2	Payment Due. Subject to the other provisions of this Article 11, invoices provided for under Section 11.1 and properly submitted to Visual pursuant to this Agreement shall be due and payable by Visual within thirty (30) days after receipt thereof.

11.3	Accountability. Vendor shall maintain complete and accurate records of any supporting documentation for all amounts billable to and payments made by Visual hereunder, in accordance with generally accepted accounting principles applied on a consistent basis. Vendor shall promptly provide Visual with documentation and other information with respect to each invoice as may be reasonably requested by Visual to verify accuracy and compliance with the provisions of this Agreement.

11.4	Disputed Charges. Visual may withhold or set-off payment of particular charges that Visual disputes in good faith. If, upon resolution of a dispute, it is agreed that the amount was properly charged, Visual shall promptly pay Vendor the disputed amount plus interest as provided in Section 11.5, below, for late payment.

11.5	Late Payment. Vendor shall have the right to charge Visual interest at the rate of 12% per annum, computed daily and compounded monthly, on any amount properly invoiced and not paid within the allotted time for payment, beginning on the day after the due date.
12 Intellectual Property Rights.
12.1	Third Party Software. Vendor shall not use third party Software in providing the Services unless expressly permitted by Visual in accordance with the following.
12.1.1	General. Vendor shall not use third party Software or open source code in performing the Services without Visual’s prior written consent.

12.1.2	Visual Third Party Software. If Vendor requests the use of third party Software licensed by Visual to perform the Services and Visual agrees that Vendor may use such third party software to the extent permitted by law, Vendor shall (i) identify Vendor’s usage requirements (e.g., number of licenses or users), and (ii) cooperate with Visual in determining whether a required consent is necessary from the third party licensor of such Software. Notwithstanding anything to the contrary, if a required consent is necessary, Vendor shall not use such third party Software until the Parties obtain the required consent. Any fees from third parties relating to such required consents shall be set forth in the applicable Statement of Work and borne by Vendor
12.2	Visual Software. Visual shall retain all right, title and interest in and to Visual Software, and all modifications, enhancement and derivative works thereof made pursuant to this Agreement. Visual grants to Vendor a worldwide, paid-up, royalty-free, nonexclusive license during the Term to use Visual Software for the sole purpose of, and solely to the extent required for, providing the Services to Visual. Except as otherwise expressly requested or approved by Visual, Vendor shall cease all use of Visual Software upon expiration or termination of the applicable Statement(s) of Work.

12.3	Ownership of Work Product. Software, Deliverables, documentation, specifications, materials, algorithms, methods, and all other ideas and items provided, conceived, or developed pursuant to this Agreement (collectively, “Work Product”), whether created solely or jointly by Vendor, its subcontractors or third parties shall be considered “works made for hire” for Visual. Visual shall have all right, title and interest in and to all Work Product.
12.3.1	To the extent any Work Product is not deemed a “work for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys to Visual without further consideration all of its right, title and interest in such Work Product, including all rights of patent, copyright, trade secret and other proprietary rights (including moral rights) in such materials. Vendor acknowledges that Visual and the assigns of Visual shall have the right to obtain and hold in their own name all intellectual property rights in and to such Work Product.

12.3.2	Vendor agrees to execute any documents or take any other actions as may reasonably be necessary, or as Visual may reasonably request, to perfect Visual’s ownership of such Work Product. Vendor is responsible for having and will have in place with all Vendor personnel (either directly or indirectly through their respective employers) such agreements respecting Visual’s rights described in this Agreement in and to Work Product.

Visual Networks Confidential,
12.4	Embedded Software. Vendor shall not integrate, embed, or otherwise include any pre-existing software, materials, or other intellectual property into Work Product without Visual’s prior written approval. To the extent any Work Product depends on, integrates with, has embedded, or otherwise includes Vendor or third party software, material, other intellectual property (collectively “Work Product Supplement”), Vendor hereby grants to Visual a perpetual, non-terminable, transferable, worldwide, fully paid-up, nonexclusive license (with the right to sub-license) to make, have made, use, copy, maintain, modify, enhance, display, perform, distribute or create derivative works of such Work Product Supplement.

12.5	Residual Knowledge. Nothing contained in this Agreement shall restrict either Party from the use of any general ideas, concepts or know-how relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its obligations under Section 13 or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party.
13 Visual Data; Privacy; Confidentiality.
13.1	Visual Data.
13.1.1	General. Visual Data shall be and remain the property of Visual. Vendor shall not possess or assert any lien or other right against or to Visual Data. No Visual Data, or any part thereof, shall be sold, assigned, leased, or otherwise disposed of to third parties by Vendor or commercially exploited by or on behalf of Vendor, its employees or agents. Vendor shall provide Visual complete and timely access to all Visual Data maintained by Vendor when and as requested by Visual. Upon Visual’s request, the termination or expiration of this Agreement for any reason or, with respect to any particular Visual Data, on such earlier date that the same shall be no longer required by Vendor in order to render the Services hereunder, such Visual Data (including copies thereof) shall be promptly returned to Visual by Vendor in a form reasonably requested by Visual (including machine readable formats) or, if Visual so elects, shall be destroyed. Visual Data shall not be utilized by Vendor for any purpose other than that of rendering the Services under this Agreement.

13.1.2	Safeguards. Vendor shall establish and maintain safeguards against the destruction, loss, or alteration of Visual Data in the possession of Vendor which are no less rigorous than those maintained by Vendor for its own information of a similar nature. Visual shall have the right to establish backup security for data and to keep backup data and data files in its possession if it chooses. Without limiting the generality of above subsection:

13.1.2.1	Vendor shall ensure that personnel of Vendor and its subcontractors do not attempt to access, or allow access to, any data, files or programs within the information systems environment to which they are not entitled under this Agreement. If such access is attained, Vendor shall immediately report such incident to Visual, describe in detail any accessed materials and return to Visual any copied or removed materials.

13.1.2.2	Vendor shall implement appropriate security measures to guard against the unauthorized access, alteration or destruction of Software and Visual Data. In the event that the current systems security measures are found to be inadequate by the Parties, the Parties shall address this issue and obtain adequate systems security measures to guard against such unauthorized access, alteration or destruction of Software and Visual Data.
13.2	Privacy and Data Protection.
13.2.1	Vendor acknowledges that Visual is and/or will be subject to United States federal and state laws and other laws throughout the world including the Gramm-Leach-Bliley Act, Title V, and applicable regulations thereto and laws relating to the collection, use, processing, protection or disclosure of data relating to individuals or corporations, including personal data, (collectively, the “Privacy and Data Protection Laws”) governing collection and maintaining the privacy and confidentiality of personal information as defined in the Privacy Laws or information that relates to a specific, identifiable, individual person (collectively, “Personal Information”) of Visual’s Customers and employees and the individuals about whom Visual has or collects personal and other information. Visual and Vendor agree to cooperate with each other with respect to the other’s obligations under the Privacy and Data Protection Laws. Each of Vendor and Visual will comply with all applicable Privacy and Data Protection Laws relating to the collection, use and disclosure of Visual’s and Visual’s Customers’, employees and other individuals’ Personal Information provided to or accessible by Vendor pursuant to the Agreement.

Visual Networks Confidential,
13.2.2	Vendor shall perform the Services and Vendor’s other obligations in a manner that complies with all policies of Visual provided to Vendor before the Effective Date as well as applicable Privacy and Data Protection Laws during the provision of the Services (including European Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data, and any legislation implementing such article, and any legislation implementing the same in the relevant state (collectively, the “Directive”)). Vendor will not take any action that puts Visual in breach of its obligations under the Privacy or Data Protection Laws and nothing in the Agreement will be deemed to prevent Visual from taking the steps it reasonably deems necessary to comply with the Privacy and Data Protection Laws.
13.3	Confidentiality.
13.3.1	Obligations. Each Party’s Confidential Information shall remain the property of that Party except as expressly provided elsewhere in this Agreement. Visual and Vendor shall each use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, that the Parties may disclose such information to persons and entities performing services required hereunder where (i) use of such person or entity is authorized under this Agreement, (ii) such disclosure is necessary or otherwise naturally occurs in that person or entity’s scope of responsibility, and (iii) such person or entity agrees in writing to assume the obligations described in this Section. Each Party shall use Confidential Information of the Party only for the purposes contemplated by this Agreement.

13.3.2	Exclusions. This Section 13.3 shall not apply to any particular information which Vendor or Visual can demonstrate: (i) was, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it; (iv) was received after disclosure to it from a third party who had a lawful right to disclose such information to it without any obligation to restrict its further use or disclosure; or (v) was independently developed by the receiving Party without reference to Confidential Information of the furnishing Party. In addition, a Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a competent government body, provided that, upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party promptly and prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

13.3.3	Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (i) notify the furnishing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the furnishing Party to minimize the violation; and (iii) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom.
13.4	No Implied Rights. Nothing contained in this Section 11 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to the Confidential Information of the other Party.
14 Audits.

Visual Networks Confidential,
14.1	Audit Rights. Vendor shall provide to Visual, its auditors (including internal audit staff and external auditors), inspectors, regulators and other representatives as Visual may from time to time designate in writing, access at all reasonable times to any facility or part of a facility at which either Vendor or any of its subcontractors is providing the Services, to Equipment and Software used in providing the Services, to Vendor personnel, and to data and records relating to Vendor’s performance of the Services, for the purpose of performing audits and inspections of either Vendor or any of its subcontractors to:
14.1.1	Verify the accuracy of Vendor’s charges and invoices;

14.1.2	Verify the integrity of Visual Data and examine the systems that process, store, support and transmit that data; and

14.1.3	Examine Vendor’s performance of the Services and compliance with this Agreement, including, to the extent applicable to the Services performed by Vendor and the charges therefor, performing (i) audits of practices and procedures, (ii) audits of systems, (iii) audits of general controls and security practices and procedures, (iv) audits of the efficiency and costs of Vendor in performing the Services, and (v) audits necessary to enable Visual to meet applicable regulatory requirements.

Vendor shall provide to such auditors, inspectors, regulators and representatives such assistance as they reasonably require, including installing and operating audit software. Vendor shall cooperate fully with Visual or its designees in connection with audit functions and with regard to examinations by regulatory authorities. Visual’s auditors and other representatives shall comply with Vendor’s reasonable security requirements.
14.2	Audit Follow-up.
14.2.1	Following an audit or examination, Visual shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Vendor to obtain factual concurrence with issues identified in the review. Vendor shall make available promptly to Visual the results of any review or audit conducted by Vendor or its contractors, agents or representatives (including internal and external auditors) relating to Vendor’s operating practices and procedures to the extent relevant to the Services or Visual.

14.2.2	Vendor and Visual shall meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. The Parties shall develop operating procedures for the sharing of audit and regulatory findings and reports related to Vendor’s operating practices and procedures produced by auditors or regulators of either Party.
14.3	Records Retention. Until (i) six (6) years after expiration or termination of this Agreement, (ii) all pending matters relating to this Agreement (e.g., disputes) are closed, (iii) no longer required to meet Visual’s records retention policy as such policy may be adjusted from time to time, or (iv) no longer required by applicable law, rule or regulation, whichever is latest, Vendor will maintain and provide access upon request to the records, documents and other information required to meet Visual’s audit rights under this Agreement.
15 Representations and Warranties.
15.1	Work Standards. Vendor represents and warrants that the Services shall be rendered with promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in well-managed operations performing services similar to the Services.

15.2	Industry Certifications. Vendor represents and warrants that it has and shall maintain ISO 9001:2000 (or its successor) certification, the Software Engineering Institute Capability Maturity Model (CMM) Level Five (or its successor), and BS 7799 security certifications for each Vendor facility used to provide the Services.

Visual Networks Confidential,
15.3	Efficiency and Cost Effectiveness. Under any SoW providing for payment on the basis of time and materials, Vendor represents and warrants that it shall perform the Services in the most cost-effective manner consistent with the required level of quality and performance.

15.4	Deliverable Warranty. Vendor represents and warrants that each Deliverable produced or provided under this Agreement will not deviate from the specifications and documentation for such Deliverable and will remain free of any Nonconformity for twelve (12) months after Acceptance unless specified differently in the Statement of Work (SOW). If any Deliverable does not conform to the foregoing representation and warranty, Vendor shall promptly remedy such Nonconformity at no charge to Visual.

15.5	Documentation. Documentation delivered with each Software Deliverable shall be sufficient to allow: a knowledgeable information technology professional to understand, maintain, support and modify such Software Deliverable and understand the functions and features of such Software Deliverable and the procedures for exercising such functions and features.

15.6	Non-Infringement. Each Party represents and warrants that it (a) shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; and (b) has and will have the right to grant all of the licenses and other rights granted and/or to be granted under this Agreement and each Statement of Work.

15.7	Virus. Vendor represents and warrants that Vendor and its personnel shall not code or insert, and shall not permit to be coded or inserted, any viruses (including Trojan horses, worms, backdoors, and similar items) into any Deliverables, Software, or system. Vendor further covenants and warrants that it will use and maintain, and cause its contractors and subcontractors to use and maintain then current anti-virus software.

15.8	Disabling Code. Vendor represents and warrants that it will not insert into any Deliverables, Software, or system any code which would have the effect of disabling or otherwise shutting down all or any portion of Visual’s or its customers’ businesses, the Services, or the products that Visual markets.

15.9	Compliance with Laws and Regulations.
15.9.1	General. Each Party represents and warrants to the other that it shall perform its responsibilities under this Agreement in a manner reasonably designed to ensure compliance with all laws, regulations ordinances and codes applicable to this Agreement and the Services and identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance with any such laws, regulations, ordinances, or codes occurs, then the Party so charged shall promptly notify the other Party of such charge in writing.

15.9.2	Export Laws. The Parties acknowledge that certain Software and technical data to be provided under this Master Agreement and certain transactions under this Master Agreement may be subject to import and export controls under the laws and regulations of the United States and other countries. Without limiting the generality of the foregoing, each Party will comply with all such import and export related laws and regulations. Vendor will include with copies of all Software provided by Visual that Vendor will use outside of the United States documentation stating that “These commodities, technology or software were exported from the United States in accordance with Export Administration Regulations. Diversion or re-export contrary to U.S. law is prohibited.” Vendor further represents and warrants to Visual that (i) neither Vendor nor any Vendor personnel are included on any Entity List or Denied Persons List (as maintained by the Department of Commerce Bureau of Industry and Security); and (ii) Vendor will never involve any entity or person included on any such Entity List or Denied Persons List with the Visual account.
15.10	Disclaimer. EXCEPT AS PROVIDED IN THIS AGREEMENT, THERE ARE NO OTHER EXPRESS WARRANTIES AND THERE ARE NO IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
16 Indemnities.
16.1	Indemnities by Vendor. Vendor agrees to indemnify, defend and hold harmless Visual and Visual Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from any and all Losses arising from, in connection with, or based on allegations of, any of the following:

Visual Networks Confidential,
16.1.1	Any claim for taxes that are not Visual’s responsibility under Section 10.5 (Taxes);

16.1.2	Vendor’s breach of its obligations under Sections 6.3 (Vendor Responsibilities Regarding Vendor Personnel), 13 (Visual Data; Privacy; Confidentiality), 15.8 (Disabling Code), 15.9 (Compliance with Laws and Regulations), and 1.3 (Non-Compete); or

16.1.3	Any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems or other resources provided by Vendor to Visual, based upon performance of the Services by Vendor, or relating to a breach of this Agreement by Vendor; provided that Vendor’s indemnification obligations under this Section 16.1.3 shall be reduced to the extent that such Losses result from claims of infringement based on (a) the use of any Deliverable in combination with any other computer hardware or software programs other than as contemplated under this Agreement or (b) modifications by Visual of any Deliverable.
16.2	Indemnities by Visual. Visual agrees to indemnify, defend and hold harmless Vendor and Vendor Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:
16.2.1	Visual’s breach of its obligations under Section 13 (Visual Data; Privacy; Confidentiality); or

16.2.2	Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of systems or other resources provided by Visual to Vendor or based upon Visual’s activities under this Agreement.
16.3	Additional Indemnities. Vendor and Visual each agree to indemnify, defend and hold harmless the other and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the tortious conduct of the indemnitor; (b) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnitor; and (c) any claim, demand, charge, action, cause of action, or other proceeding asserted against the indemnitee but resulting from an act or omission of the indemnitor in its capacity as an employer of a person.

16.4	Indemnification Procedures. The following procedures shall apply with respect to third party claims for which indemnification is sought under this Section 16:
16.4.1	Notice. Promptly after receipt by any person or entity entitled to indemnification under Sections 16.1 through 16.3 of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

16.4.2	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim (which approval shall not be unreasonably withheld). After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

Visual Networks Confidential,
16.4.3	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.
16.5	Subrogation. In the event that an indemnitor shall be obligated to indemnify an indemnitee, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.
17 Insurance and Risk of Loss.
17.1	Insurance Coverage. Vendor shall during the Term have and maintain in force at least the following insurance coverage’s:
17.1.1	Employer’s Liability Insurance and Worker’s Compensation Insurance, including coverage for occupational injury, illness and disease, and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits per employee and per event of $100,000 and a minimum aggregate limit of $500,000 or the minimum limits required by law, whichever limits are greater.

17.1.2	Comprehensive General Liability Insurance, including Products, Completed Operations, Premises Operations Personal and Advertising Injury, Contractual and Broad Form Property Damage liability coverage’s, on an occurrence basis, with a minimum combined single limit per occurrence of $1,000,000 and a minimum combined single aggregate limit of $2,000,000. This coverage shall be endorsed to name Visual as additional insured.

17.1.3	Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss of or damage to buildings, business personal property or other property that is in the possession, care, custody or control of Vendor pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis. This coverage shall be endorsed to name Visual as loss payee.

17.1.4	Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name Visual as additional insured.

17.1.5	Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence, or due to machine malfunction, with a minimum limit per event of $5,000,000.

17.1.6	Umbrella Liability Insurance with a minimum limit of $5,000,000 in excess of the insurance coverage described in Sections 17.1.1 through 17.1.5
17.2	Insurance Terms.
17.2.1	The insurance coverage under Sections 17.1.1 through 17.1.5 shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self insurance which may be maintained by Visual. All coverage required by Section 17.1 shall include a waiver of subrogation and a waiver of any insured-versus-insured exclusion regarding Visual. To the extent any coverage is written on a claims-made basis, it shall have a retroactive date prior to the Effective Date and shall allow for reporting of claims for at least one (1) year after the Term.

Visual Networks Confidential,
17.2.2	Vendor shall cause its insurers to issue certificates of insurance evidencing that the coverage and policy endorsements required under this Agreement are maintained in force and that not less than thirty (30) days written notice shall be given to Visual prior to any modification, cancellation or non-renewal of the policies. The insurers selected by Vendor shall have an A.M. Best rating of A or better, or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Vendor shall assure that its subcontractors, if any, maintain insurance coverage as specified in this Article 17 naming Vendor as an additional insured or loss payee where relevant or Vendor shall assure that its subcontractors, if any, are endorsed as additional insureds on Vendor coverage specified by this Article 17.

17.2.3	In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article 17, Vendor shall be solely responsible to take such action. Vendor shall provide Visual with contemporaneous notice and with such other information as Visual may request regarding the event.
18 Liability.
18.1	General Intent. Subject to the specific provisions of this Section 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

18.2	Liability Restrictions.
18.2.1	SUBJECT TO SECTION 18.3, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

18.2.2	Subject to Section 18.3, each Party’s total liability to the other, whether in contract or in tort (including breach of warranty, negligence and strict liability in tort) shall be limited to an amount equal to the total charges payable to Vendor pursuant to this Agreement for the greater of: (i) twelve (12) months prior to the month in which the event giving rise to liability occurred or (ii) the total charges payable under the Statement of Work in which the event giving rise to the liability occurred.
18.3	Exclusions. The limitations set forth in Section 18.2 shall not apply with respect to: (a) damages occasioned by a Party’s willful misconduct or gross negligence; (b) damages occasioned by a Party’s breach of Section 13 (Visual Data; Privacy; Confidentiality); (c) claims that are the subject of indemnification pursuant to Section 16; (e) damages occasioned by improper or wrongful termination of this Agreement or abandonment of the work by Vendor; and (e) damages or liability arising out of Vendor’s breach of Section 1.3 (Non-Compete).

18.4	Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement except for the obligation of payment: (a) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, or any other similar cause beyond the reasonable control of such Party, and (b) provided the non-performing Party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means (including, with respect to Vendor, by Vendor meeting its obligations for performing disaster recovery services as described in this Agreement). In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay. If any force majeure event substantially prevents, hinders, or delays performance of the Services necessary for the performance of Visual functions reasonably identified by Visual as critical for more than seven (7) consecutive days, then Visual may terminate this Agreement without liability as of a date specified by Visual in a written notice of termination to Vendor.

Visual Networks Confidential,
19 Disputes and Governing Law.
19.1	Arbitration. Any dispute arising out of or relating to this Agreement will be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association (“AAA”) by majority decision of three (3) arbitrators. Each Party will appoint one (1) arbitrator within thirty (30) days of a request by a Party for arbitration. If either Party fails to timely appoint its arbitrator, the AAA will appoint an arbitrator for that Party. The third arbitrator will be appointed by the other two arbitrators. The third arbitrator will serve as chairman of the arbitration. The seat of arbitration will be the metro Washington, D.C. area. The language of the arbitration will be English. Each Party will bear its own expenses in the arbitration and will share equally the costs of the arbitration; provided, however, that the arbitrators may, in their discretion, award costs and fees to the prevailing Party. Judgment upon the award may be entered in any court having jurisdiction over the award or over the applicable Party or its assets.

19.2	Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance.

19.3	Governing Law. This Agreement and performance under it shall be governed by and construed in accordance with the laws of state of Maryland without regard to its choice of law principles.
20 Termination.
20.1	Termination for Cause.
20.1.1	In the event that Vendor:

20.1.1.1	Commits a material breach of this Agreement or any Statement of Work which is not cured within thirty (30) days after written notice;
or
20.1.1.2	Commits numerous breaches of its duties or obligations which collectively would constitute a material breach of this Agreement or any Statement of Work which are not cured within thirty (30) days after written notice;
then Visual may, by giving notice to Vendor, terminate, in whole or in part, this Agreement and/or any Statement(s) of Work as of a date specified in the notice of termination. If Visual chooses to terminate this Agreement or any Statement(s) of Work in part, the charges payable thereunder will be equitably adjusted to reflect those Services that are terminated.
20.1.2	In the event, Visual commits a material breach of this Agreement which is not cured within thirty (30) days after written notice or commits numerous breaches of its duties or obligations which collectively would constitute a material breach of this Agreement which are not cured within thirty (30) days after written notice or Visual fails to pay Vendor when due charges under a Statement of Work and fails to make such payment within thirty (30) days of written notice from Vendor of the failure to make such payment, Vendor may, by giving written notice to Visual, terminate that Statement of Work and this Agreement as of a date specified in the notice of termination.

1.2.	Termination for Convenience. Visual may terminate this Agreement or any Statement of Work for convenience and without cause at any time by giving Vendor at least thirty (30) calendar days prior written notice designating the date on which such termination shall be effective. Vendor shall cooperate with Visual to effect an orderly transition of Services from Vendor to Visual or its designee.

If Visual chooses to terminate for convenience any fixed priced Statement of Work under which Vendor has partially completed certain Deliverables, the charges payable shall be equitably adjusted to compensate Vendor for the Deliverables completed. Further, Visual shall pay Vendor for Services performed on an incomplete part of the SoW at Vendor’s rates for T&M shown on Schedule C. In the event that a purported termination for cause by Visual under Section 20.1 is determined by a competent authority not to be properly a termination for cause, then such termination by Visual shall be deemed to be a termination for convenience under this Section 1.2.

Visual Networks Confidential,
20.2	Termination for Insolvency. In the event that either party (a) files for bankruptcy; (b) becomes or is declared insolvent or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (c) makes an assignment for the benefit of all or substantially all of its credits; or (d) enters into an agreement for the composition, extension or readjustment of substantially all of its obligations, then the other party may, by giving written notice of termination to the other, terminate this Agreement as of a date specified in such notice of termination. However, Vendor may not terminate under this Section if Visual provides Vendor with security reasonably acceptable to Vendor for full payment of fees to be incurred in the future.

20.3	Termination/Expiration Assistance.
20.3.1	Commencing three (3) months prior to the Termination Date or on such other date as Visual may request, and continuing through the Termination Date, Vendor shall provide to Visual, or at Visual’s request to Visual’s designee, all reasonable assistance requested by Visual to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Visual or its designee (“Termination Assistance”). Vendor’s obligation to provide Termination Assistance shall apply regardless of the reason that this Agreement or any Statement of Work terminates. Termination Assistance shall include without limitation the following:

20.3.1.1	Vendor shall assist in the development of a transition plan, shall make available necessary personnel and resources to facilitate the transition, and shall provide training, documentation and other materials necessary to enable Visual or its designee to assume responsibility for the Services.

20.3.1.2	If and to the extent that a third party is designated by Visual to assume responsibility for some or all of the Services, Vendor shall provide Termination Assistance to Visual’s designee. Vendor shall provide the designee such information regarding the Services as is reasonably required for the designee to assume responsibility for, and continue the performance of, the Services in an orderly manner. Vendor shall have the right to receive from such designee, in a form reasonably acceptable to Vendor, written assurances that (A) the designee shall maintain at all times the confidentiality of any Vendor Confidential Information; and (B) the designee shall use such Vendor Confidential Information only for the purpose of providing services to Visual.

20.3.1.3	Vendor shall use reasonable efforts to assist Visual or its designee to obtain any necessary rights to any third party services then being utilized by Vendor in the performance of the Services, including services being provided through third party service or maintenance contracts regarding telecommunications or Software.

20.3.1.4	In providing Termination Assistance, Vendor shall provide Visual and its designee with reasonable access to and use of all Vendor Resources used by Vendor to provide the Services (subject to restrictions in agreements with third parties).

20.3.1.5	Vendor’s costs incurred in providing this Termination Assistance shall be charged at the rates in Schedule C.

20.3.2	For a period of three (3) months following the Termination Date, Vendor shall provide, at Visual’s request, any or all of the Services that are subject to termination or expiration. To the extent Vendor is to perform Services under this Paragraph (b), the provisions of this Agreement shall be applicable as such provisions would have been applicable to such Services prior to the Termination Date and such Termination Assistance shall be charged at the time and material rates set forth in Schedule C.

Visual Networks Confidential,
21 General.
1.3.	Non-Compete. Without the express written approval of Visual, Vendor shall not: assign personnel performing the Services to work on a project for a Competitor listed on schedule D, for a similar project, for the period the personnel are performing the Services and for six (6) months thereafter. Vendor shall require all personnel performing Services for Visual hereunder to enter into a confidentiality and non-compete agreement with Visual as a third party beneficiary in a form reasonably acceptable to Visual that prohibits the individual from working for a Competitor listed on schedule D for six months following termination. In addition to the foregoing, Vendor acknowledges that in no event shall Vendor perform any services or provide any deliverables, software or systems to any person or entity in contravention of its obligations under Section 13.3.

1.4.	Non-Solicitation. During the course of this Agreement and for a period of one year thereafter, neither party shall directly or indirectly solicit, employ, make arrangements for sub-contracting or otherwise knowingly participate in any ventures with any individual who worked on any Statement of Work hereunder as an employee or contractor of the other or as an employee of the other’s sub-contractor without the other party’s prior consent.

21.1	Binding Nature and Assignment. Neither Party may, or shall have the power to, assign this Agreement without the prior written consent of the other Party, except that (a) Vendor may assign this Agreement to any Vendor Affiliate without Visual’s prior written consent, and (b) Visual may assign this Agreement to any Visual Affiliate without Vendor’s prior written consent. Subject to the foregoing, this Agreement shall be binding on the Parties hereto and their respective successors and assigns.

21.2	Entire Agreement; Amendment. This Agreement, including any Schedules referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver, or discharge is sought to be enforced.

21.3	Notices. All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (a) when delivered by hand, (b) one (1) day after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this Section, or (d) six (6) days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Visual:	In the case of Vendor:

Software Project Manager	Vikram Ramchandra
Meenal Jobalia	MBT International, Inc.
2092 Gaither Road	One Gateway Center Suite 2600
Rockville, Maryland 20850	Newark, NJ 07102

With a copy to:

Chief Financial Officer	President – MBT International, Inc.
Don Clarke	Terrace Tower
2092 Gaither Road	5619 DTC Parkway, Suite 920
Rockville, Maryland 20850	Greenwood Village, CO 80011
A Party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

Visual Networks Confidential,
21.4	Relationship of Parties. Vendor, in furnishing the Services hereunder, is acting as an independent contractor, and Vendor has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Vendor under this Agreement. Vendor is not an agent of Visual and has no authority to represent Visual as to any matters, except as expressly authorized in this Agreement.

21.5	Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

21.6	Consents and Approval. Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall be taken in writing and shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.7	Waivers. A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

21.8	Cumulative Remedies. Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

21.9	Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

21.10	Public Disclosures. All media releases, public announcements, and public disclosures by either Party relating to this Agreement or the subject matter of this Agreement, including promotional or marketing material, but not including announcements intended solely for internal distribution or disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing Party, shall be coordinated with and approved by the other Party prior to release.

21.11	Covenant of Good Faith. Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

21.12	Future Engagements. Each Party agrees that this Agreement was executed for the performance of one or more pilot project(s) to evaluate Vendor’s performance of the Services. If Visual desires to engage Vendor under a potential build-operate and transfer sourcing model or to perform subsequent larger scale software development or maintenance services, Vendor agrees to negotiate with Visual for a more comprehensive successor agreement or an amendment to this Agreement, as reasonably requested by Visual.

21.13	Headings. The article and section headings and the table of contents used herein are for reference and convenience only and shall not enter into the interpretation hereof.

21.14	Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.
     IN WITNESS WHEREOF, Visual and Vendor have each caused this Agreement to be signed and delivered by it’s duly authorized officer, all as of the date first set forth above.

Visual Networks Confidential,

Visual Networks Operations, Inc.		Vendor

By:	/s/ Wayne Fuller	By:	/s/ Patrick L. Murtha

Print Name: Wayne Fuller		Print Name: Patrick L. Murtha
Title: Executive Vice President, Operations		Title: President, US Operations

By:

Print Name:

Title:

Visual Networks Confidential,
SCHEDULE B: Service Levels
Quality Goals
1.	Total number of customer impacting bugs uncovered during the Final Acceptance Testing Phase should be 0.

2.	If there are customer impacting bugs uncovered during the Acceptance Testing Phase (Initial and Final) then they should be fixed in accordance with the below guidelines. Failure to fix these shall result in prompt notification to the Visual Networks Project Manager.
•	Critical Bug : Required functionality is not implemented and there is no workaround for the customer; Unrecoverable error in system software; For internal testing, important and timely tests are being blocked by this defect

•	Major Bug : Defect impacts the functional requirements and there is a workaround for this defect; Defect could result in customer perception of poor quality; Defect does not significantly block overall system operation

•	Average Bug : Defect impacts the functional requirements in a modest way, without significant impact if encountered by a customer

•	Minor Bug : Impact of this defect is highly unlikely to be noticed by customer; The lowest rating for a noted defect; Does not imply that the effort to resolve the defect is minor

Bug Severity	Priority
Critical	1
Major	2
Average	3
Minor	4
3.	Metrics will be used by each test phase to ensure the testing efforts are progressing according to schedule.
a.	Repair Efficiency Percentage

=	# of defects correctly fixed the first time per stage	* 100

Total defects attempted to be fixed per stage
The Repair Efficiency Percentage indicates the percentage of defects that are correctly fixed after first being identified. Most test phase exit criteria include meeting an 80% threshold for this metric.

Visual Networks Confidential,
b.	Defect Resolution Rate

=	Cumulative # of defects correctly fixed	* 100

Cumulative # of defects
The Defect Resolution Rate indicates the percentage of defects identified for all test passes of a test execution that have been fixed. Most test phase exit criteria include meeting an 80% threshold for this metric.
c.	Test Pass Rate

=	# of tests passed	* 100

Total # of tests
The Test Pass Rate indicates the percentage of test conditions that have passed the test. For the Verification Test phase, the exit criteria include meeting an 80% threshold for this metric.
4.	Conduct functional specification, design (preliminary & final), code, system integration and verification reviews with Visual Networks team. All user-interface and system design, as well as base class code changes have to be approved by the Visual Networks Technical Lead.
Process Compliance
1.	Kick-off Meeting stated in the Statement of Work should occur within 4 weeks from the date of the signed contract with the onsite CDM as stated in the Management proposal.

2.	All milestones stated in the Statement of Work should not deviate in reality by more than 10% (# of days) from the actual dates submitted in the schedule.
a.	Preliminary Design Review

b.	Product Assurance /Test Review

c.	Final Design Review

d.	Internal & external (with Visual Networks) code reviews

e.	Final code complete

f.	Start Verification Test Phase

g.	Completion of Verification Test phase

h.	First Acceptance review

i.	Code Integration Review

j.	Final Acceptance review

Visual Networks Confidential,
3.	Ability to check-in, at least once in 2 weeks, to the code base on the project branch of ClearCase (Rockville, MD) during all phases of the project life-cycle.

4.	Ability to deliver all builds of the software to Visual Networks after the code completion phase.

5.	Ability to send key vendor team member to VNWK during the final code integration, testing, and sign-off phase as suggested in the Management proposal.

6.	Responsible for documenting the review minutes and managing the action items. Meeting minutes will be published to the Visual Networks team within 2 business days of the time of the meeting.

7.	Turn-around time for resolving action items should be at most 3 days from the date the issue was noted.

8.	Comply accurately and timely on all necessary project reporting as stated in the Statement of Work (daily, weekly and monthly).
Adherence to Standards and Guidelines
1.	All code developed shall be in compliance with the coding standards (C#, C++).

2.	All user-interfaces shall be in compliance with the user interface standards.

3.	All System Integration and Verification Test cases created by the vendor will be recorded in the Test Director tool repository during these Test phases.

4.	All the System Integration and Verification Test results should be recorded in the Test Director tool repository during these Test phases.

5.	All bugs found during the Verification & Validation, as well as the Acceptance Test phases should be entered into the Rockville-based ClearQuest bug tracking system.

6.	Complete all the necessary documentation (design documents, code reviews, design reviews, functional specifications).

Visual Networks Confidential,
Schedule C: Vendor Rates
A. During the Term, the blended rate specified below shall apply to any charges based on Time and Materials, and shall be used in figuring any fixed price bid.
$[***]/hour per team member.
B. The team blended rate would cover:
1) 10 members, composed of 1 Project Lead/Technical Architect, 3 Senior Developers and 6 Developers/Testers.
2) Infrastructure costs for each team member such as desk space, LAN , email, printing facilities, supplies and the like
3) Two managers, one a Customer Delivery Manager and one an Offshore Program Manager, in part-time positions. The Customer Delivery Manager (based in the US) and the Program Manager (based in India) are involved in helping the customer in future strategic and tactical planning for the ODC, road map for the ODC (in terms of skills required etc.), identifying risks and discussing them with the customer, representing the customer within the ODC and of course progress and status reporting.
4) A PC for each team member, with Microsoft operating system as well as basic Office software and standard Windows development tools. Any other specific software required by Visual for executing projects is not included and would be charged separately.
5) The price includes reasonable voice communication costs for interactions between the team in India and the team at Visual. The price however does not include any specific data network costs for links between Vendor and Visual.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

Visual Networks Confidential,
Schedule D: Competitors of Visual Networks Operations, Inc.
Concord
Micromuse
InfoVista
Packeteer
Allot
Peribit
Expand
Network Physics
NetScout
Compuware
Adtran
Paradyne